Exhibit 99.1
For Release at 4:00 PM EDT on Monday, June 14, 2010
Gasco Energy Announces Promotions
DENVER — June 14, 2010 /PRNewswire-FirstCall/ — Gasco Energy (NYSE Amex: GSX) today announced that its Board of Directors has approved the promotion of Mr. Charles H. Wilson to Vice President of Operations. In addition, Ms. Peggy Herald, the Company’s Vice President, Accounting and Administration, will also now serve as Treasurer and Ms. Camille A. Gerard, the Company’s Controller, will now also serve as the Corporate Secretary. The promotions were effective on June 10, 2010. King Grant, Gasco’s President and Chief Financial Officer, previously performed the Treasurer and Corporate Secretary functions.
Mr. Wilson, Vice President of Operations and now an officer of Gasco, has 29 years of experience in the oil and gas industry. Prior to joining Gasco in 2006 as Drilling Manager, he was the US Onshore Drilling Manager for Denver-based Forest Oil Company, a NYSE-listed exploration and production company. His 29 years of experience in the industry has ranged from drilling, completion and production operations to surface equipment installations. Since 1990, Mr. Wilson has been focused primarily on drilling operations covering Utah, Wyoming, North Dakota, Montana, California, Nevada, New Mexico, Texas, Louisiana, Mississippi and five years in the international arena. His experience complements the Management and Technical teams in place at Gasco. He holds a BS degree in Petroleum Engineering from the University of Wyoming and in addition has held several positions within the Society of SPE and AADE.
Ms. Herald joined Gasco in 2002 as Controller, was later named Vice President and Controller and was appointed Chief Accounting Officer in June 2006 and was appointed Vice President, Accounting and Administration in May 2007. She has over 20 years of financial, accounting and reporting experience in the oil and gas industry. Prior to joining Gasco, she served as the Financial Reporting Manager for Hallwood Energy Corporation, where she managed the financial reporting process for several publicly traded oil and gas corporations and limited partnerships. She also worked in public accounting for five years at Deloitte & Touche LLP and KPMG LLP. Ms. Herald holds a Bachelor of Science in Accounting from Regis University.
Camille A. Gerard brings to Gasco Energy over 20 years of energy industry and consulting experience in internal auditing, e-marketing, and commodity management; including transportation and marketing of natural gas and pulp and paper. Prior to joining Gasco as Controller in May 2008, Ms. Gerard was the founder of Risk Management Consulting, LLC a Denver-based company that performed Sarbanes-Oxley reviews for such companies as Gasco Energy, EKS&H, and St. Mary Land and Exploration. Ms. Gerard has also worked in natural gas marketing with Xcel Energy, pulp and paper trading with Enron Industrial Markets, launching and managing marketing support for a start-up trading website for Enron Net Works, and Marketing Support for Northern Natural Gas. She holds a Bachelor of Science in Geology from the University of Louisiana at Lafayette and an MBA with a specialization in Internal Auditing from Louisiana State University. She is a Certified Internal Auditor and Certified Public Accountant.
Commenting on today’s promotions, King Grant, Gasco’s President and CFO said: “Chuck, Peggy and Camille all continue to be a dedicated part of the Gasco management team and their promotions today are indicative of their hard work and contributions to Gasco’s success. We are fortunate to be able to attract and retain talented financial and technical staff and appreciate the efforts of all of Gasco’s employees on behalf of the Company’s shareholders.”
About Gasco Energy
Denver-based Gasco Energy, Inc. is a natural gas and petroleum exploitation, development and production company engaged in locating and developing hydrocarbon resources, primarily in the Rocky Mountain region.

Gasco’s principal business is the acquisition of leasehold interests in petroleum and natural gas rights, either directly or indirectly, and the exploitation and development of properties subject to these leases. Gasco currently focuses its drilling efforts in the Riverbend Project located in the Uinta Basin of northeastern Utah, targeting the Wasatch, Mesaverde, Blackhawk, Mancos, Dakota and Morrison formations. To learn more, visit http://www.gascoenergy.com.
Contact for Gasco Energy, Inc.: Investor Relations: 303-483-0044
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